                                                                     EXHIBIT 4.7

                           STOCK OPTION AGREEMENT PLAN

        THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into
as of [   ] by and between Rainbow Multimedia Group, Inc. ("Rainbow") and [   ].

                                    AGREEMENT

        1. Recitals. [    ] is an [employee/officer/director/consultant] of
Rainbow. As an incentive for [    ] to continue [employment/engagement] with
Rainbow, [    ] shall have the option to purchase shares of the common stock of
Rainbow as set forth herein.

        2. Stock Options. Rainbow hereby grants [    ] options to purchase [   ]
shares of common stock of Rainbow (the "Options"). The Options may not be exercised until they have vested. The Options shall vest according to the following schedule:

----------------------------------------- -----------------------------------------------------
VESTING DATE                              NUMBER OF OPTION SHARES VESTING
----------------------------------------- -----------------------------------------------------

-----------------------------------------------------------------------------------------------

        In the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of Rainbow, appropriate adjustments shall be made in the number, Exercise Price (as defined in Section 4.1) and class of shares of stock subject to the Options. If a majority of the shares which are of the same class as the shares that are subject to the Options are exchanged for, converted into, or otherwise become shares of another corporation ("New Shares"), Rainbow's board of directors (the "Board") may unilaterally amend the Options to provide that the Options are exercisable for New Shares. In the event of any such amendment, the number of Option shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Options.

        3. Terms of Options. The vested Options may be exercised in whole or in part at any time prior to December 31, 2006 (the "Expiration Date"). Any options which have not been exercised as of midnight Mountain Standard Time on the Expiration Date shall automatically expire and be of no further force or effect. Unvested Options are subject to automatic termination upon the occurrence of one or more of the events described in Paragraph 7 hereof.

        4. Exercise Price and Payment.

                4.1 Exercise Price. The exercise price for the shares to be
issued upon exercise of the above options shall be [   ] per share of Rainbow
common stock purchased.

                4.2 Payment. The exercise price for the above options shall be paid by delivery of a cashier's check to Rainbow or, alternatively, by wire transfer of immediately available funds to one or more accounts designated by Rainbow.

        5. Procedure for Exercise. Any Option granted hereunder shall be exercisable at the times set forth in Section 3 above. An Option shall be deemed to be exercised when written notice of such exercise has been given to Rainbow and full payment for the shares covered by the option has been received by Rainbow. Until the issuance (as evidenced by the appropriate entry on the books of Rainbow) of the stock certificate evidencing such shares, no right to vote or receive dividends or distributions or any other rights as a shareholder shall exist with respect to the stock covered by such Option, notwithstanding the exercise of the Option.

        6. Accelerated Vesting Upon Business Combination Involving Rainbow. In the event of a Transfer of Control (as defined below), all Options which have not vested as of the date of the closing date of the Transfer of Control shall automatically vest and become exercisable as of the date ten (10) days prior to the date of the Transfer of Control. For purposes of this Paragraph 6, "Transfer of Control" shall mean: (i) any consolidation or merger of Rainbow in which Rainbow is not the continuing or surviving entity, or pursuant to which the capital stock of Rainbow would be converted into cash, securities or other property, other than a merger of Rainbow in which the holders of Rainbow's capital stock immediately prior to the merger have the same proportionate ownership of beneficial interest of capital stock of the surviving entity immediately after the merger (a "Merger"), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets or earning power aggregating substantially all of the assets or earning power of Rainbow and its subsidiaries (taken as a whole) (a "Sale"), (iii) any acquisition by any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act) of eighty percent (80%) or more of Rainbow's outstanding capital stock (a "Takeover"), [or (iv) Rainbow's registration of shares of its Common Stock under the Securities Act of 1933, as amended, (i.e. a public offering) other than a registration of such shares on Form S-4 or S-8 (or such amended or alternative form for Form S-4 or S-8 as the Securities and Exchange Commission may from time to time require) (an "IPO").]

        7. Termination of Options. If [   ]'s employment/engagement with Rainbow
is terminated for any or no reason (including death or disability), then all unvested Options (to the extent they shall not have otherwise been terminated) shall automatically terminate and be of no further force or effect as of the
effective time of the termination of [   ]'s employment. In addition, upon such
termination of employment, the Expiration Date of then vested Options shall be
reduced to the earlier of the date which is [   ] from such termination date or
December 31, 2006.

        In addition, all vested Options shall terminate and cease to be outstanding effective as of the date of a Merger, Sale or Takeover to the extent that the Options are neither assumed or substituted by the surviving,
continuing, successor or purchasing entity nor exercised by [   ] as of the date
of the Merger, Sale or Takeover.

        8. Non-Transferability of Options. The Options described herein may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any
manner and may be exercised only by [   ], or in the case of [   ]'s death, his
estate.

        9. Rights as a Stockholder. The [   ] shall have no rights as a
stockholder with respect to any shares covered by the Options until the date of the issuance of a certificate for the


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

shares for which the Options have been exercised (as evidenced by the appropriate entry on the books of Rainbow or of a duly authorized transfer agent of Rainbow). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued.

        10. Restrictions Upon Transfer of Shares. [   ] hereby acknowledges that
the shares which are issuable upon exercise of the Options shall not be registered under the Securities Act of 1933, as amended, or the blue sky or state securities laws of any state, and are subject to the same restrictions upon transfer as those owned by other shareholders.

        11.    Miscellaneous.

                11.1 Use of Exercise Proceeds. The payment received from [   ]
from the exercise of the Options shall be used for such purposes as the Board of Directors of Rainbow in its sole discretion shall determine.

                11.2 Construction of Agreement. This Agreement is made and entered into in Phoenix, Arizona, and the validity, construction, interpretation, administration and effect of this Agreement shall be determined in accordance with the laws of the State of Arizona without regard to its conflict of laws principles.

                11.3 Assignment. This Agreement and the rights hereunder may not be assigned by any party without the prior written consent of the other parties hereto.

                11.4 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

                11.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally, by overnight mail, or by facsimile with confirmation of receipt, addressed as follows:



Such notices shall be effective upon receipt by the party entitled to receive such notice.

                11.6 Entire Agreement. This Agreement constitutes the complete and entire agreement of the parties with respect to the subject matters contained herein and supercedes any previous agreements, understandings or discussions of the parties with respect to such subject matters.

                11.7 Attorneys' Fees. In the event of any litigation arising under or relating to this Agreement, the successful party in such litigation or other dispute shall be entitled to recover its costs and reasonable attorneys' fees from the other parties in such litigation.

                11.8 Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one complete Agreement.

        11.9 Dispute Resolution.

                a. Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 10.9(b) below. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the executive business address of Rainbow, and at the last known residence address of [ ], respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Phoenix, Arizona within thirty days of the date of selection or appointment of the mediator.

                b. Selection of Mediator. The parties shall select the mediator from a panel list made available by the Phoenix, Arizona office of the American Arbitration Association (the "AAA"). If the parties are unable to agree to a mediator within ten days of a demand for mediation, the mediator will be chosen by alternatively striking from a list of five mediators obtained from the AAA.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            RAINBOW MULTIMEDIA GROUP, INC.



                                            By:
                                               ---------------------------------
                                               Scott Gilbert, Chief Financial
                                               Officer


                                            [   ]:
                                                  ------------------------------

                                            Print Name:
                                                       -------------------------

                                            Address:
                                                    ----------------------------

                                            City/State/Zip:
                                                           ---------------------





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